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                                -----------


                              Dave & Buster's, Inc.
                              ---------------------
                (Name of Registrant as Specified In Its Charter)

                       Dolphin Limited Partnership I, L.P.
                       -----------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                       DOLPHIN LIMITED PARTNERSHIP I, L.P.
                             96 Cummings Point Road
                           Stamford, Connecticut 06902


                                                   May 22, 2003


Dear Fellow Dave & Buster's, Inc. Shareholder:

As you know, Dolphin, with a $12 million investment, or 9.5% of DAB's outstanding shares, has nominated three independent candidates for election as directors to the Company's nine member board at the June 10, 2003 Annual Meeting.

Our reasons for conducting this campaign and our platform are clear. We believe that the incumbent board has ill-served the shareholders by overseeing a self-interested and failed sale process and permitting the Company's share price and operations to languish, while top management has been richly compensated. The shareholders' interests must be represented by strong independent voices if we are all to prosper. The Dolphin nominees are those voices.

Instead of addressing the real issues, however, the board is trying to distract shareholders through a mudslinging campaign directed at me. I would like to put these baseless red-herrings to rest so that we can return to the only real issue: Who will better represent and protect the interests of DAB shareholders?

In their recent press release and shareholder letter, the incumbent board raises baseless allegations concerning Damon Corporation and Liquid Audio. Here are the facts:

Damon Corporation
-----------------

o In May 1989, Damon Corporation was acquired in a $320 million acquisition by Ballantrae Partners, L.P. I was a general partner of Ballantrae. From Damon's acquisition through its sale in August 1993, I was a director and an officer.

o After the successful divestiture of non-core assets and refinancings, Damon was again listed on the New York Stock Exchange in August 1991 at $15.50/share. In October 1991, Damon consummated an initial common stock offering at $18.50/share.

o In December 1992, the government announced that a leading competitor of Damon, National Health Laboratories, Inc., pleaded guilty to filing false claims relating to its billing and agreed to pay fines and costs. Immediately following this announcement, Damon's board proactively undertook an investigation of its billing practices, which was conducted by independent outside counsel.

o After this thorough investigation concluded in 1993, Damon's board determined to take corrective action and make disclosures on the advice of the counsel that conducted the investigation.

o In June 1993, National Health Laboratories, after extensive due diligence of Damon, including its billing practices, agreed to acquire Damon. In July 1993, Corning Incorporated made a superior proposal of $23/share to acquire Damon. After Corning's own extensive due diligence, Corning acquired Damon in August, 1993 for total consideration of approximately $600 million.

o On October 1996, Corning settled government charges that Damon engaged in improper billing practices by paying the reported fine. The government alleged that those billing practices began in early 1988, well before Ballantrae acquired Damon.

o At no time was I or any director who became associated with Damon after its acquisition accused of, or found to have committed, any inappropriate act by the government after a three year investigation.

o Ballantrae investors and the Damon public shareholders realized significant returns on this investment.

Liquid Audio
------------

Liquid Audio (NASDAQ: LQID) was an instance when Dolphin, which owned 3.5% of the shares, successfully advocated for improved shareholder value. Liquid Audio was a provider of platforms for the digital delivery of music over the internet.

We, along with the vast majority of shareholders, believed that Liquid's business model was unworkable and, accordingly, should have been liquidated as the best way to preserve shareholder value. Since being a public company, Liquid never earned a dime of income and burned through $90 to $100 million in cash - over half the amount that was contributed by its shareholders in public offerings. For 2002 alone, Liquid had revenues of $482,000 and an operating loss of $26 million. Although Liquid Audio had issued shares at $15.00 and $33.63, by December 2002, the shares were trading below $3.00.

MM Companies, a large shareholder, proposed shutting Liquid down and paying a significant cash dividend to shareholders. They nominated a slate of directors to promote this platform. We publicly supported their nominees, as did ISS. In September 2002, 81% of the votes cast elected MM Companies' nominees to the board.

How did Liquid Audio's board perform during this time? Weeks before the annual shareholders' meeting they adjourned it and announced a definitive merger that would have ceded control of Liquid Audio in a transaction that provided undefined value to Liquid shareholders. Just prior to the rescheduled annual meeting, they expanded the board with two, hand-picked directors. The Delaware Supreme Court later reversed the expansion of the board.

What did Dolphin do? We publicly advocated positive change where Liquid Audio's board would not. We attempted to discuss these matters with Liquid Audio and were rebuffed. We publicly supported MM Companies' considerable time, effort and expense, as well as risk taken, to bring positive value to all shareholders. We publicly opposed a merger with an undefined value and that ceded control of Liquid Audio. Our letter to the Liquid Audio board was issued on September 23, 2002 and can be found in the public record.

What were the results? MM Companies' nominees were elected to the board by 81% of those shareholders voting. Subsequently, the merger was terminated. All shareholders


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

received an initial cash distribution of $2.50 per share in January 2003. We believe that the shareholders achieved the most attractive result possible.

At Liquid Audio, we supported an investor group that we believe sought to do the right thing for all shareholders -- what we now endeavor to do for all Dave & Buster's shareholders. We seek to maximize shareholder value at DAB where the board has not performed.

The Real Issues at DAB
----------------------

It is instructive that neither the board's proxy materials nor its letters mention any of the following, far more relevant issues in this campaign--

o That top management has been richly compensated for the past few years, while the Company has suffered from poor operating results and share price performance.

o That the board's recently enacted "corporate governance initiatives" occurred only after our March 3, 2003 letter to the shareholders.

o That the board and its paid special committee were involved in a self-interested sale process that ultimately failed.

o That director, and now Chairman, Edison was a member of the board's special committee that presided over the self-interested sale process.

o That directors Corley and Corriveau were directly involved in this sale process.

o That we still have a board consisting of a supermajority of directors who presided over this sale process.

You decide if these FACTS are "rhetoric" as characterized in the Company's letter, or whether these are actions that this board needs to acknowledge, take full responsibility for and provide the shareholders with the appropriate protection such that they will not happen again!!

The Dolphin Independent Director Slate
--------------------------------------

Dolphin's slate includes Messrs. Weinstein and Hartline who are highly qualified in their respective fields of auditing and corporate law. They have no prior business relationship with Dolphin. So why would they agree to undertake this hazardous duty? Messrs. Weinstein and Hartline only agreed to serve as a "public service" to benefit shareholders. While they have worked with numerous public companies, they don't have to serve as a public director to know the difference between right and wrong!

Some shareholders have asked me: If your slate is elected it will represent three of nine directors and what will that do for us? As we have consistently said, by electing the Dolphin slate, you will be installing directors that you can trust will work to maximize value for all shareholders. As we have set forth in great detail in our definitive proxy statement, we believe this board has breached the trust with its shareholders. Further, Dolphin believes that by electing its slate, shareholders will be empowered to elect its own directors to change control of the board at the 2004 Annual Meeting, if


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

this board falters again. This means that you, the shareholders have the power to change control, not Dolphin, as the Company has inferred.

Let's talk about creating "value" and "track records":
------------------------------------------------------


Measuring from July 31, 1999, the month-end preceding DAB's significant share price drop (as a result of missed earnings) to April 30, 2003 - compare the value of $1 placed in each of these investments:

Dave & Buster's, Inc. stock(1)                         $0.35

S&P SmallCap Restaurant Index(1),(2),(3)               $1.45

Bloomberg US Entertainment Index(1),(2),(3)            $1.17

Dolphin's flagship fund(4)                             $1.24

S&P 500 Index(1),(2)                                   $0.73

Now the record is clear as to who has, and who has not, produced meaningful value.

1    Index and stock price data: Bloomberg.
2    Indices are with dividends reinvested.
3 Dave & Buster's derives approximately half of its revenues from restaurant operations and half from entertainment operations. We believe that, for the purpose of comparing DAB to a "blended" competitor peer group, these two indices are the most exemplary.
4    Net of all fees and expenses.

I believe this letter sets the record straight and should answer your questions.

We know that it takes a considerable amount of time to review all the FACTS - but we urge you to carefully compare Dolphin's and the Company's definitive proxy statements. You decide if your interest will be better served by electing our slate or remaining with the status quo. It's your money!

We ask for your support to bring directors to this board whose interests are aligned with yours. Vote the BLUE proxy card.

                                          Very truly yours,


                                          /s/ Donald T. Netter
                                          -------------------------
                                          Donald T. Netter
                                          Senior Managing Director




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